EXHIBIT 99.1

Contact:

Patricia Baronowski
Pristine Advisers, LLC
(631) 756-2486

EQUUS ANNOUNCES THIRD QUARTER NET ASSET VALUE

HOUSTON, TX – November 14, 2022 – Equus Total Return, Inc. (NYSE: EQS) (“Equus” or the “Company”) reports net assets as of September 30, 2022, of $36.2 million. Net asset value per share decreased to $2.68 as of September 30, 2022, from $2.75 as of June 30, 2022. Comparative data is summarized below (in thousands, except per share amounts):

As of the Quarter Ended	9/30/2022	6/30/2022	3/31/2022	12/31/2021	9/30/2021
Net assets	$36,230	$37,155	$37,435	$36,365	$36,243
Shares outstanding	13,518	13,518	13,518	13,518	13,518
Net assets per share	$2.68	$2.75	$2.77	$2.69	$2.68

The Company’s portfolio investments did not experience a change in fair value during the quarter. The change in net assets was due, in part, to increased professional fees and expense relating to due diligence and the examination of potential transactions that could, if consummated, be transformative for the Company.

Subsequent to the end of the quarter, Equus announced the following:

•	Authorization to Withdraw BDC Election. On November 3, 2022, Equus announced that shareholders, collectively holding 7,166,015 shares (53.01% of the Company’s issued and outstanding common stock), had authorized the Company’s Board of Directors to cause the Company’s withdrawal of its election to be classified as a business development company under the Investment Company Act of 1940 as part of a potential strategic transformation of Equus into an operating company. In connection with this authorization, the Company filed an Information Statement with the U.S. Securities and Exchange Commission on Schedule 14C, dated November 3, 2022.

About Equus

The Company is a business development company that trades as a closed-end fund on the New York Stock Exchange under the symbol "EQS". Additional information on the Company may be obtained from the Company’s website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the performance of the Company, including our ability to achieve our expected financial and business objectives, and the other risks and uncertainties described in the Company’s filings with the SEC. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Except as required by law, the Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statements are material.